Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
HomeTrust Bancshares, Inc. and Subsidiary
Asheville, North Carolina

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated September 11, 2015, with respect to the consolidated financial statements of HomeTrust Bancshares, Inc. (the “Company”) and Subsidiary, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and our report dated December 21, 2015, with respect to the financial statements and supplemental schedule of the HomeTrust Bank KSOP Plan (f/k/a HomeTrust Bank 401(k) Plan) (the “Plan”), which report appears in the Plan’s Annual Report on Form 11-K for the plan year ended June 30, 2015.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina
March 14, 2016